Exhibit (p)(3)

Radiant Global Investors LLC
Code of Ethics

1.	Introduction

Radiant Global Investors LLC (“Radiant” or the “Firm”) has adopted this Code of Ethics (“Code”) that requires Radiant Access Persons to operate with an ethical standard of honesty and integrity that meets the requirements of compliance with applicable federal and state securities law.

This Code applies to all Access Persons of Radiant and is designed to ensure compliance with legal requirements and Radiant’s standards of business conduct. All associated persons shall read and understand this Code and uphold the standards in the Code in their day-to-day activities. Access Person means any Supervised Person who 1) has access to nonpublic information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or 2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All of Radiant’s, officers and employees are presumed to be Access Persons.

Supervised Person means any officer or employee of Radiant or any other person who provides investment advice on behalf of Radiant and is subject to supervision and control by Radiant. Each of these persons is considered an “Access Person” and is to conform to the policies contained therein.

This Code does not address every possible situation that may arise, consequently every Access Person is responsible for exercising good judgement, applying ethical principles and bringing potential violations of the Code to the attention of the Chief Compliance Officer (“CCO”).

The following categories or sub-categories of persons covered under the Code have been designed to meet all necessary rule requirements under the Advisers Act, the 1940 Act and the ITSFEA:

(a)	“Access Person” includes any “Presumed Access Persons” or “Other Supervised Persons.” For purposes of this Code, “Presumed Access Persons” or “Other Supervised Persons.”
(b)	“Non-Access Person” means any Person who does not meet the definition of Access Person.
2.	Standard of Conduct

Radiant’s primary mission is to provide investment management services with a commitment to integrity, diligence, and stewardship. Underlying all of Radiant services and processes is an understanding that the Firm is functioning as a fiduciary – a trusted agent – for its clients’ assets. Radiant goal is to partner with its clients not only to maximize their wealth and security, but also to provide these services with the highest standards of ethical conduct.

3.	Fiduciary Responsibilities

Provide advice that is suitable for each client

The SEC states that a fiduciary’s duties include the responsibility to provide advice that is suitable. Radiant’s goal is to match its provision of services to the specific needs and desires of each of its clients, with the commitment that the Firm will never seek to offer advice that may be perceived as contrary to the best interests of its clients. Radiant will seek to avoid any activities that may create a conflict of interest between Radiant’s interests or the interests of its partners and employees ahead of its clients.

Provide full disclosure of material facts and potential conflicts of interest

As the SEC mandates, Radiant will provide complete and honest disclosure of all of its relationships and potential and actual conflicts of interest such that clients can make informed decisions about engaging Radiant’s services and accepting its recommendations.

Radiant Global Investors LLC
Code of Ethics

Utmost and exclusive loyalty and good faith

Radiant ultimate goal is to partner with its clients. In a partnership relationship, loyalty and trust are the two hallmark pillars of strength and prosperity. Radiant will never compromise this relationship by self-seeking or aggrandizing at the expense of its clients.

Background Checks

Background checks of all Radiant personnel will be conducted to ensure that all employees have met the Firm’s rigorous standards of personal fidelity and accountability in their previous employment.

4.	Insider Trading

Radiant and its employees in their normal course of business may acquire material non-public information about a particular company, which is known as “inside information”. According to federal securities laws, this information belongs to the company that is the subject of the information and persons affiliated with that company have a fiduciary duty to keep this information confidential. Use of inside information to buy or sell securities for personal gain is generally considered insider trading.

The Firm is committed to conducting its business in a manner consistent with the highest ethical standards and all applicable legal requirements; therefore, Radiant Access Persons, are prohibited from buying or selling securities for their personal portfolio or for the portfolios of others where their decision is influenced by inside information obtained as a result of their employment with Radiant, The receipt of material, non-public information is strictly prohibited

A violation of Federal securities laws with regard to insider trading can not only have severe consequences for the Firm but may also result in severe monetary penalties and/or imprisonment for the individual “tipper” and “tippees” involved. The law prohibits:

●	Trading by an insider or a “tippee” based upon the use of material non-public information;
●	Trading by a non-insider (also called a temporary insider) based upon the use of material non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; and
●	Communicating material non-public information to others (“tipping”).

Material Non-Public Information Defined

Information may be considered “material” when the information, whether positive or negative, might be of significance to a reasonable investor in a decision to purchase, sell or hold stock or other securities.

Information may be significant for this purpose even if it would not alone determine the investor’s decision. If any of Radiant’s Access Persons learn something that leads them to want to buy or sell securities, the information will probably be considered material. Even speculative information can be material. Information that is likely to happen, or may happen, can also be considered material. In summary, any information which could reasonably affect the price of the stock is material information.

When Information is Public

Information is considered "public" and no longer "inside" after it has been effectively disclosed in a manner sufficient to ensure its availability to the investing public. This disclosure generally requires reporting on the Dow Jones tapes in the U.S., the Associated Press or Reuters Economic Services or in the newspapers in major financial areas. Selective disclosure to a few persons does not make information public.

Tipping

Inside information that could have an impact on a company’s stock price, or sensitive information

Radiant Global Investors LLC
Code of Ethics

relating to a company’s customers, suppliers or potential parties to contracts, must not be passed on to other companies or people (such as family members, friends, relatives or business associates). When “tipping” occurs, both the “tipper” and the “tippee(s)” may be held liable. The legal penalties are applicable whether or not a person derives any benefit from the information.

Violations

Any Radiant Access Person who is in possession of inside information, or aware of another Access Person violating the Firm’s policy on insider trading, should immediately report it to the CCO. In addition to any criminal and/or civil penalties listed above, failure by any employee to adhere to the insider trading policy shall be grounds for disciplinary action, including dismissal.

5.	Personal Securities Trading

Fiduciary Duty to Avoid Conflicts of Interest with Client Accounts.

Because Radiant and each of its Access Persons is a fiduciary to Radiant's clients, such persons must avoid actual and potential conflicts of interest with Radiant's clients. An actual or potential conflict of interest could arise when both an Access Person and Radiant on behalf of a client, engage in a transaction involving the same security. A client's interest takes precedence over the interests of Radiant and its Access Persons. If a potential or actual conflict arises, Radiant will investigate and determine if the client's interests could be or were adversely affected in any way. If so, an appropriate remedy will be provided to the client. An Access Person who becomes aware of a conflict of interest or potential conflict involving a client, should bring it to the attention of the CCO.

Conflicts of interest also may arise when an Access Persons becomes aware of Limited Offerings, such as private placements, or offerings in interests in limited partnerships or any thinly traded securities, whether public or private. Because of the inherent potential for conflict, Limited Offerings demand extreme care and are subject to closer scrutiny in the pre-approval procedures discussed below.

General Policy

Pre-clearance is intended to protect both Radiant and its Access Persons from even the appearance of impropriety with respect to any personal securities transactions. Pre-clearance must be obtained from the CCO or the CCO’s designee prior to any personal securities transactions are completed. In case of doubt as to whether the pre-clearance requirements apply to a particular security, Radiant’s Access Persons should contact the CCO for guidance before executing a personal securities transaction.

Radiant has adopted the following principles governing personal investment activities by Radiant’s Access Persons:

Scope of the Code

(a)	Securities covered under this Code (“Covered Securities”) include any:
1.	Stock, including, Treasury stock;
2.	Security future;
3.	Bond, debenture, or futures contract;
4.	Investment contract or voting trust certificate;
5.	Option on any security or on any group or index of securities (e.g., put, call or straddle);
6.	Exchange traded fund (“ETF”), except those included as securities not covered under the Code as described below;
7.	Securities or interests, which are offered and sold in limited or private offerings, defined as offerings that are exempt from registration under the Securities Act, either pursuant to Sections 4(2) or 4(6), or Rules 504, 505 or 506 under the Securities Act (each a

Radiant Global Investors LLC
Code of Ethics

“Limited Offering” – Limited Offerings are typically issued by limited partnerships, limited liability companies, or other similar companies, organizations or associations (Advisers Act Rule 204A-1(e)(7) and 1940 Act Rule 17j-1(a)(8));
8.	Securities offered and sold in an initial public offering (“IPO”), defined as an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act (Advisers Act Rule 204A1(e)(6) and 1940 Act Rule 17j-1(a)(6));
9.	Certificate of interest or participation in any profit-sharing agreement;
10.	Collateral-RIC certificate;
11.	Fractional undivided interest in oil, gas or other mineral rights;
12.	Pre-organizational certificate or subscription;
13.	Transferable shares;
14.	Securities issued by, or interests in, a foreign unit trust or foreign mutual fund, such as a SICAV or OEIC;
15.	Securities issued by, or interests in, a Reportable Fund (which includes any RIC that is advised or sub-advised by Radiant (or certain affiliates of the Firm), where applicable as determined by the CCO;
16.	Securities issued by, or interests in, a private investment fund, hedge fund, or investment club; and
17.	Any other instrument that is considered a “security” under the various securities laws, except those included as securities not covered under the Code as described below.
(b)	Securities that are not Covered Securities under the Code include any:
1.	Direct obligation of the U.S. government (e.g., Treasury bills, notes and bonds and US savings bonds);
2.	Money Market Instruments (bank certificates of deposit, bankers’ acceptances, commercial paper, repurchase agreements, and other high-quality short-term debt instruments which have a maturity at issuance of less than 366 days and that are rated in one of the two highest-rating categories by a nationally recognized rating organization);
3.	Shares of money market funds, other than Reportable Funds (which includes any RIC that is advised or sub-advised by Radiant (or certain affiliates of the Firm), where applicable as determined by the CCO or person acting in a like capacity);
4.	Shares of open-end mutual funds, other than Reportable Funds (which includes any RIC that is advised or sub-advised by the Firm (or certain affiliates of the Firm), where applicable as determined by the CCO or person acting in a like capacity); and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, other than Reportable Funds (which includes any RIC that is advised or sub-advised by Radiant (or certain affiliates of the Firm), where applicable as determined by the CCO or person acting in a like capacity).

For the avoidance of doubt, for the purposes of this Code, purchases of real estate or any direct interest in real estate, used as a primary or secondary residence shall not be subject to any prior or other written approval of the CCO or person acting in a like capacity.

(c)	Covered Securities Exempt Only From Pre-Clearance Requirement:

Provided that such Covered Securities are not issued in an IPO or Limited Offering, the following Covered Securities are exempt for purposes of the requirement to obtain

Radiant Global Investors LLC
Code of Ethics

preclearance for transactions in such securities. (If these securities are issued in an IPO, no Employee may engage in any transactions in such securities. If these securities are issued in a Limited Offering, the pre-clearance procedures for Limited Offerings must be followed.)

1.	Index Linked Futures, such as those linked to the S&P 500, S&P 400 and Russell 2000 Indexes;
2.	Any passive ETF (for example, SPY, IWN, etc.) that passively replicates an index and Puts and Calls thereon;
3.	Exchange Traded Futures Contracts on US Government Securities;
4.	Exchange Traded Euro Futures Contracts;
5.	Exercise of Rights Issued Pro-Rata;
6.	Exchange Traded Derivatives on Non-Equity Securities;
7.	Commodity Contracts and Derivatives;
8.	Shares of Closed-End Funds;
9.	Foreign Exchange Contracts and Derivatives;
10.	Securities issued by SICAVs and OEICS; and
11.	Exchange Traded Notes

Restrictions on Transactions in Covered Securities and Pre-Clearance of Certain Transactions

(d)	General

Radiant uses an electronic personal trading system, ComplySci, provided by its third-party service provider STP. All Persons Covered by the Code, including any other immediate family members (e.g., siblings, parents and in-laws) who live in the Access Person’s household, are required to report all personal accounts and holdings through ComplySci.

(e)	Restrictions on Transactions in Covered Securities.

Generally, the Firm restricts transactions in Covered Securities as provided in this Code.

1.	Access Persons are permitted to trade options on single-stock securities with pre-clearance only.
2.	Any securities that are restricted securities and that are held by an Access Person prior to employment at Radiant or the implementation of the policy restricting the purchase or sale of options may continue to be held. These pre-existing security positions are “Legacy Positions” and require pre-clearance in the event of a sale, exercise or assignment of such positions.
3.	Access Persons are not permitted to engage in transactions with respect to any Covered Security upon which Radiant has placed, for any reason, an embargo. The securities under embargo will be set forth in the Restricted List.
4.	Blackout Periods
a.	Same Day Blackout Period. No Covered Security transactions of an issuer are permitted on a day of a pending purchase or sale order for a client or a Reportable Fund. All Access Persons will be prohibited from executing any personal transactions in Covered Securities, excluding transactions in a Reportable Fund, on a day when a client has a pending buy or sell order in that Covered Security.
b.	Three-Day Blackout Period. No Covered Security transactions of an issuer are permitted within three (3) trading days before or after a purchase or sale order has been placed and/or executed for a client or Reportable Fund over which

Radiant Global Investors LLC
Code of Ethics

the Access Person (i) has Investment Control or assists with Investment Control and (ii) has direct knowledge of such purchase or sale order, except transactions in shares/units in a Reportable Fund. To the extent the Access person neither has Investment Control or direct knowledge of such purchase or sale order for a client or Reportable Fund, the Access Person shall certify such to the CCO or person acting in a like capacity prior to placing any personal transactions in Covered Securities.
5.	No Covered Security may be purchased in an IPO
(f)	Pre-clearance of Transactions in Covered Securities.
1.	General. An Access Person may engage in certain transactions in Covered Securities if the Access Person has received pre-clearance for the transaction as provided below and engages in the transaction only during the period for which pre-clearance was granted (“Pre-clearance Period”). The Access Person:
a.	shall not receive any pre-clearance to engage in any securities transactions that are prohibited by the Code or by any federal or state securities laws; and
b.	shall not engage in any transactions in securities issued in any Limited Offering except with pre-clearance as provided below.
2.	Request Form. An Access Person may request pre-clearance for a securities transaction, subject to the restrictions stated above, by completing a Personal Securities Trading Request and Authorization Form (“Pre-clearance Form,”) through ComplySci.
3.	Pre-clearance Review. Pre-approval is required from the CCO or his designee.
4.	Any pre-clearance granted
a.	shall be effective for two business days in which the pre-clearance is granted; and
b.	may be revoked by the CCO or person acting in a like capacity or other person who granted pre-ComplySci at any time prior to a pre-cleared transaction being effected, for any reason, including upon discovery of a conflict of interest with the interests of a client or Reportable Fund.
5.	Any personal trade effected pursuant to the grant of a pre-clearance must be documented as such in the Quarterly Report of Security Accounts & Transactions submitted via ComplySci.
(g)	Limited Offerings

Access Persons may engage in transactions in securities issued in Limited Offerings (“LO”) only upon preclearance from the CCO or person acting in a like capacity

1.	When considering a request to engage in transactions in LO Securities, the CCO or person acting in a like capacity will take into account the specific facts and circumstances of the request prior to reaching a decision, including, but not limited to,
2.	The Access Person must submit the request to engage in transactions in LO Securities using the Pre-clearance Form available on ComplySci.
3.	Any person purchasing a Covered Security acquired in a Limited or Private Offering (or holding any Limited or Private Offering Covered Securities that the person held at the time of the person’s hire) shall disclose to the CCO or person acting in a like capacity any subsequent consideration of investment in the issuer of the Covered Security for any client or Reportable Fund. In such circumstances, the decision to purchase Covered Securities of the issuer for a client account or Reportable Fund shall not be made by anyone with a personal interest in the issuer of the Covered Security unless

Radiant Global Investors LLC
Code of Ethics

such interest has previously been disclosed to investors (e.g., Private Placement Memorandum).
4.	Approval to invest in a Limited or Private Offering shall be valid for the period of time stated in the approval but may be withdrawn at any time prior to the Access Person’s purchase in the Limited or Private Offering.
(h)	30-Day Holding Period for Reportable Fund Holdings

All Access Persons must maintain any position the person holds in a Covered Security for at least thirty (30) calendar days before the position can be sold or exchanged. Exceptions to this policy will be considered in hardship situations, but must be approved in writing, in advance by the CCO, or person acting in a like capacity, or his designee.

(i)	Exempted Transactions.
1.	Purchases or sales effected in any account over which the Access Person or Investment Personnel, as applicable, has no direct or indirect influence, control or investment discretion or authority;
2.	Subsequent purchases which are made through an automatic dividend reinvestment or automatic direct purchase plan;
3.	Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired and any grants that vest automatically; and
4.	Purchases or sales effected by a Radiant Affiliate on behalf of a Hedge Fund or other client accounts managed by such Affiliate; provided that there is no violation of the conflicts of interest procedures implemented to protect firm clients, Reportable Funds, and such Hedge Fund or other client account.
(J)	Violation Policy
●	1st violation – Violation documented and discussed with employee
●	2nd Violation – Meeting with the employee and signoff from employee that they recognized their obligations
●	3rd Violation – Suspension of personal trading and documented meeting with the Chief Compliance Officer
●	4th Violation – Potential cause for termination. A discussion between CCO, CEO and an HR representative to interpret the cause of repetitive pattern, followed by a meeting with the employee to discuss remedial actions if appropriate.
6.	Privacy Policy

Radiant’s role as a fiduciary requires that it hold in strictest confidence the nonpublic information obtained from and about its clients. Radiant’s Privacy Policy applies to both current and former clients. As a fiduciary, the Firm safeguards information through the following:

●	Radiant does not and will not sell any client or personal information to any other entity for any reason.
●	Radiant will require authorization from the client to share information with third parties outside of the Firm.
●	Radiant will retain the right to make disclosures where it is required or permitted under law, to cooperate with regulatory or law enforcement authorities, actual or threatened litigation actions, or ethics/disciplinary related claims or proceedings.

Radiant Global Investors LLC
Code of Ethics

Confidential Client Information

In the course of its investment advisory activities Radiant gain access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client account, the composition of investments in any client account, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Radiant to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Radiant's current or former clients, is subject to the Code's policies and procedures. Any questions regarding the confidentiality of information must be directed to the CCO.

Non-Disclosure of Confidential Client Information

All information regarding Radiant's clients is confidential. Information may only be disclosed in line with the Firm's policy and the client's direction. Radiant does not share Confidential Client Information with any third parties, except in the following circumstances:

●	As necessary to provide service(s) that the client requested or authorized, or to maintain and service the client's account. Radiant will require that any financial intermediary, agent or other service provider utilized by the Firm (such as broker-dealers or sub-advisers) comply with substantially similar standards for non- disclosure and protection of Confidential Client Information and use the information provided by Radiant only for the performance of the specific service(s) requested by Radiant;
●	As required by regulatory authorities or law enforcement officials who have jurisdiction over Radiant, or as otherwise required by any applicable law. In the event Radiant is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Radiant shall disclose only such information, and only in such detail, as is legally required;
●	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability

Access Persons’ Responsibilities

All Access Persons are prohibited, either during or after the termination of their employment with Radiant, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. An Access Person is permitted to disclose Confidential Client Information only to such other Access Persons who need to have access to such information to deliver Radiant's services to the client.

Access Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Radiant, must return all such documents to Radiant.

Any Access Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Radiant enforces the following policies and procedures to protect the security of Confidential Client Information:

●	The Firm restricts access to Confidential Client Information to those Access Persons who need to know such information to provide Radiant's services to clients;
●	Any Access Person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

Radiant Global Investors LLC
Code of Ethics

●	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
●	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Access Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.
7.	Political Contributions

General Policy

It is Radiant's policy to permit the Firm, and its covered Access Persons, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

Accordingly, it is the policy of the Firm to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority to hire an investment adviser.

●	The CCO or designee, will obtain appropriate information from new Access Persons regarding any political contributions made within the preceding two years if such person will be soliciting municipal business. On at least an annual basis, the CCO or designee, will require Access Person to confirm that such persons have reported any and all political contributions.
●	No Access Person, nor their spouse or domestic partner, shall make a political contribution without prior written approval of the CCO. Full details of the proposed contribution will be reported to the CCO utilizing Radiant’s Political Contribution Pre-Approval Form.
8.	Gifts and Entertainment

General Policy

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Radiant has adopted the policies set forth below to guide Supervised Persons (defined below) in this area.

Limitations

Radiant Access Persons may not accept any gift or receive any gift that exceeds $250 without prior approval from the CCO. In addition, Access Persons should not solicit or accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could compromise the independence and objectivity of their decision-making and/or make them feel beholden to a person or firm.

Likewise, Access Persons should not offer gifts, favors, entertainment, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the employee.

Excessive Gifts

Excessive gifts should be returned (unless a written exception is granted by the CCO).

Frequency

Gifts should not be excessive in frequency and are only appropriate under certain limited circumstances (for example, holiday season).

Receipt

All material gifts should be recorded immediately at the time of receipt.

Radiant Global Investors LLC
Code of Ethics

Valuation of Gifts

In general, gifts should be valued at the higher of cost or market value, exclusive of tax and delivery charges. If gifts are received by more than one recipient, then Radiant will record the value of the gift pro rata per recipient. An example is a gift basket worth $500 delivered to three employees of a client firm would be permissible.

Aggregation

The value limit of $250 per gift is an annual limitation. The gifts given to/from a client will be calculating on a fiscal year basis. The value limitation includes gifts given to a client’s or Access Person’s spouse and children.

De Minimis and Promotional Items

Radiant will permit the giving and receiving of gifts of a de minimis value, such as pens, notepads, and modest desk ornaments. Promotional items such as mugs, golf balls, towels, umbrellas, tote bags and shirts, all of which may display the giver’s logo are also allowed and will not be counted toward the $250 gift limitation, provided that the value of the promotional item is substantially below $250.

Personal Gifts/Exclusions

Personal gifts, for example, for a wedding or the birth of a child, are not subject to Radiant gift restrictions, provided that these gifts are not related to the business of the adviser. In making this determination, Radiant will consider the nature of any pre-existing personal or family relationship between the person giving the gift and the recipient, and whether the giver/receiver paid for the gift personally.

Business Entertainment

The term “business entertainment” means any social event, hospitality event, sporting event, meal, leisure activity, or event of like nature or purpose, including business entertainment offered in connection with a charitable event, educational event, or business conference, as well as any transportation or lodging related to such activity or event, in which an Access Person accompanies a client representative. If the giver and receiver are both in attendance, the event will be treated as business entertainment; otherwise, the event will be treated as a gift. In addition, under no circumstances should business entertainment be excessive or lavish.

Gifts Incidental to Business Entertainment

Access Persons should use sound judgment in choosing whether to accept or give gifts during the course of business entertainment and/or conferences. Certain free items, such as food, transportation, lodging, golf fees, etc. during a conference could be considered a gift and should be reported to the CCO.

Travel

In order to avoid even the appearance of a potential conflict of interest, Access Persons may not accept or offer air transportation, hotel accommodations, car or limousine services without prior approval of the CCO.

Pre-Clearance and Reporting

(a)	Gifts and Entertainment Reports. In order to offer or receive any gift over $250, an Access Person must submit a written request to the CCO for pre-clearance. In addition, Access Persons giving or receiving gifts under $250 must complete the Radiant Gift and Entertainment report via ComplySci within 30 days.
(b)	Gift and Entertainment Log. The CCO shall maintain a gift and entertainment log detailing all material gifts/entertainment given to or received by Radiant Access Persons.

Radiant Global Investors LLC
Code of Ethics

9.	Service as an Officer or Director

No Access Person shall serve as an officer or on the board of directors of any publicly or privately traded company without prior authorization from the CCO or a designated supervisory person based upon a determination that any such board service or officer position would be consistent with the interest of Radiant's clients. Where board service or an officer position is approved, Radiant shall implement a "Chinese Wall" or other appropriate procedure, to isolate such person from making decisions relating to the company's securities.

10.	Whistleblower Policy

As articulated in this Code of Ethics, central to Radiant's compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth in this Compliance Manual evidence the Firm's unwavering intent to place the interests of clients ahead of self-interest for Radiant and its Access Persons. While Radiant’s Senior Management have ultimate supervisory responsibility and authority, all Access Persons are encouraged to report any suspected or actual violations of the Firm’s policies and procedures.

Any Access Persons may report potential misconduct to the CCO verbally or in writing. Access Persons may also submit an anonymous report or tip to: www.finra.org/whistleblower or by calling 866-96-FINRA. It is the Firm’s policy that no Access Person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. An Access Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An Access Person who believes they have been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other Senior Management in the event the concern pertains to the CCO.

11.	Recordkeeping

The CCO or designees shall maintain in a readily accessible place the following records:

●	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
●	A record of any violation of Radiant's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
●	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of Radiant;
●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, Access Persons;
●	A record of any decision and reasons supporting such decision to approve an Access Persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.
12.	Acknowledgement

Initial Acknowledgement

All Access Persons will be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have:

●	received a copy of the Code;

Radiant Global Investors LLC
Code of Ethics

●	read and understand all provisions of the Code;
●	agreed to abide by the Code; and
●	reported all account holdings as required by the Code.

Acknowledgement of Amendments

All Access Persons shall receive any amendments to the Code and must acknowledge to the CCO in writing that they have:

●	received a copy of the amendment;
●	read and understood the amendment;
●	and agreed to abide by the Code, as amended.
13.	Annual Acknowledgement

All Access Persons must annually acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

14.	Further Information

Access Persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Definitions

Supervised Person means any partner or employee of Radiant or any other person who provides investment advice on behalf of Radiant and is subject to supervision and control by Radiant. All of Radiant’s Supervised Persons are subject to Radiant’s Code.

Access Person means any Supervised Person who 1) has access to nonpublic information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or 2) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. All of Radiant’s officers and partners are presumed to be Access Persons.

Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

1.	Direct obligations of the Government of the United States;
2.	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market funds;
4.	Shares issued by open-end funds other than reportable funds; and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.